105 Leader Heights Road • York, PA 17403 • 717.747.1519 • Fax 717.747.0490 • www.peoplesbanknet.com

Exhibit 99.1

Codorus Valley Bancorp, Inc.

Declares Quarterly Cash Dividend

FOR IMMEDIATE RELEASE -- York, Pennsylvania – July 12, 2023

On July 11, 2023, the Board of Directors of Codorus Valley Bancorp, Inc. (the “Corporation”) (Nasdaq: CVLY), the parent company of PeoplesBank, A Codorus Valley Company, declared a regular quarterly cash dividend of $0.17 per common share, payable on August 8, 2023, to shareholders of record at the close of business on July 25, 2023, which is an increase of $0.01 or 6 percent over the prior quarter’s cash dividend payment. “This second dividend increase this year reflects the bank’s successful execution of our strategic plan,” commented Craig L. Kauffman, PeoplesBank President and CEO. “The board of directors and I are excited to increase our quarterly dividend to our shareholders.”

With assets of over $2 billion, PeoplesBank, A Codorus Valley Company, is a wholly owned subsidiary of Codorus Valley Bancorp, Inc., the largest independent financial institution headquartered in York County, Pennsylvania. PeoplesBank offers a full range of consumer, business, wealth management, and mortgage services at financial centers located in communities throughout South Central Pennsylvania and Central Maryland. Codorus Valley Bancorp, Inc.’s Common Stock is listed on the NASDAQ Global Market under the symbol CVLY.

Questions or comments concerning this Press Release should be directed to:

Codorus Valley Bancorp, Inc.

Craig L. Kauffman, President/CEO	Larry D. Pickett, Treasurer
717-747-1501	717-747-1502
ckauffman@peoplesbanknet.com	lpickett@peoplesbanknet.com